Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121 858-373-1600 www.infosonics.com

Contact: Jeffrey A. Klausner Chief Financial Officer 858-373-1600 ir@infosonics.com	John Mills or Allyson Pooley Integrated Corporate Relations 310-954-1100 jmills@icrinc.com / apooley@icrinc.com

INFOSONICS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

•	Q4 2006 net sales of $61 million, an increase of 74% over the prior year’s quarter
•	Q4 2006 net income of $0.6 million (after a non-cash stock option expense of $0.1 million)
•	FY 2006 record net sales of $241 million, an increase of 65% versus 2005
•	FY 2006 record net income of $2.5 million (after a non-cash stock option expense of $1.5 million, and non-cash income from derivative liability of $0.4 million)

SAN DIEGO, CA, March 6, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the fastest growing distributors of wireless handsets and accessories serving Latin America and the United States, today announced financial results for the fourth quarter and full year ended December 31, 2006.

“2006 was a terrific year for InfoSonics as we continued to expand our geographic footprint, made significant investments in our infrastructure by establishing a local presence in new markets, further enhanced our product mix and expanded our customer relationships,” stated Joseph Ram, President and Chief Executive Officer of InfoSonics. “During the year we enjoyed healthy demand for our products and sold more than 2.4 million units, more than a 120% increase over 2005. We are particularly pleased with the developments we made in expanding our geographic reach having opened facilities in both Mexico and Chile, two of the larger and growing wireless handset and subscriber markets in Latin America. The Mexico facility, being used for assembly and manufacturing, enables us to participate in regional trade agreements. We are also encouraged by the improvements in product availability we are seeing in the U.S.”

Mr. Ram continued, “During 2006 we continued to control our costs and in spite of investments in our infrastructure, we achieved another year of profitability. With a sound strategy, solid financial position and a proven track record of success, we believe that InfoSonics is well positioned to capitalize on future opportunities.”

Quarter ended December 31, 2006

Net sales for the fourth quarter of 2006 were $60.9 million, a 74.1% increase, compared with $35.0 million for the fourth quarter of 2005. Units shipped in the fourth quarter of 2006 doubled over the fourth quarter of 2005 to approximately 584,000, offsetting a 15% decrease in average selling price per unit. The geographic mix of net sales during the fourth quarter of 2006, compared to the fourth quarter of 2005, shifted significantly towards South and Central America while U.S. sales declined. Central and South America represented 93% of net sales in the quarter ended December 31, 2006, compared to 71% in the fourth quarter of 2005. This increase is primarily due to the Company’s increased sales and marketing efforts and the general strength in wireless handset sales in both Latin America regions during the fourth quarter. U.S. revenues in the fourth quarter more than doubled versus the third quarter of 2006 as the Company’s supply constraints eased during that quarter.

Gross profit for the fourth quarter of 2006 was $4.8 million, or 7.9% of net sales, a 55.1% dollar increase, compared to $3.1 million, or 8.9% of net sales, for the fourth quarter of 2005.  The Company’s gross margins vary from quarter-to-quarter depending on product and geographic mix. The year-over-year decline in the gross margin in the fourth quarter of 2006 is primarily attributable to the higher availability and mix of lower margin products. On a sequential basis, gross margins remained relatively constant.

Operating income from continuing operations was $1.1 million, or 1.8% of net sales, for the fourth quarter of 2006. In accordance with SFAS 123R, during the quarter the Company incurred $116,000 of non-cash expense, or 0.2% of net sales, relating to stock options compared to no such expense in the same quarter of last year, as SFAS 123R was not applicable prior to 2006. In order to support the potential future growth and establish a market presence in Chile and Mexico, during the quarter the Company continued to make investments in marketing, engineering and product development. However, operating expenses on both a dollar basis as well as a percentage of sales were lower as compared to the third quarter of 2006. The Company anticipates that investments in these and other markets will continue to be necessary to support growth plans and market presence in order to capitalize on opportunities. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations was $1.2 million, or 2.0% of net sales, for the fourth quarter of 2006, compared to $1.3 million, or 3.6% of net sales, in the same quarter of 2005. The decrease as a percentage of sales versus a year ago is a result of lower gross margin percentage and higher operating expenses during the fourth quarter of 2006.

Net income for the fourth quarter of 2006, was approximately $561,000 or $0.04 per diluted share, based on 16.1 million diluted weighted-average shares outstanding, compared with $811,000, or $0.06 per diluted share, based on 13.3 million diluted weighted-average shares outstanding for the same quarter a year ago. Excluding the SFAS 123R non-cash stock option expense, the Company had non-GAAP net income of approximately $677,000, or $0.04 per diluted share for the fourth quarter of 2006. Reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures is below.

Summary Financial Information

	For the Three Months ended
	December 31,
	(unaudited)
	2006	2005	Change

Net Sales	$60,920,988	$35,001,832	74%
Gross Profit	$4,843,002	$3,123,124	55%
Operating Income from Continuing Operations	$1,092,061	$1,273,151	-14%
Net Income	$560,958	$811,179	-31%

Non-GAAP Operating Income from Continuing Operations	$1,208,162	$1,273,151	-5%
Non-GAAP Net Income	$677,059	$811,179	-17%

Diluted earnings per share:
Net Income	$0.04	$0.06
Net Income Non-GAAP	$0.04	$0.06
Diluted weighted average shares outstanding	16,104,858	13,308,056

Reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures is below.

Year Ended December 31, 2006

Net sales for the year ended December 31, 2006 were $240.9 million, a 65.2% increase, compared with $145.8 million for the year ended December 31, 2005.  Units shipped for the year ended December 31, 2006 increased by 120% year-over-year to 2.4 million, offsetting a 24% decrease in average selling price per unit. The geographic mix of net sales shifted significantly during 2006 as sales in South and Central America increased substantially, while U.S. sales decreased. South and Central America represented 96% of net sales in 2006, compared to 69% in 2005. This increase primarily resulted from the Company’s increased sales and marketing efforts, geographic expansion as well as the general strength in wireless handset sales in both Latin American regions and product availability constraints in the U.S.

Gross profit for the year ended December 31, 2006 was $18.8 million or 7.8% of net sales, a dollar increase of 55.1%, compared to $12.1 million, or 8.3% of net sales, for the year ended December 31, 2005.  The Company’s gross margins vary from quarter-to-quarter depending on product and geographic mix. The decline in the gross margin in 2006 is primarily attributable to the higher availability and mix of lower margin products.

Operating income from continuing operations was $3.5 million, or 1.4% of net sales, for the year ended December 31, 2006. In accordance with SFAS 123R, during 2006 the Company incurred $1.5 million, or 0.6% of net sales, of non-cash expense relating to stock options, compared to no such expense in 2005, as SFAS 123R was not applicable prior to 2006. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations increased to $5.0 million, or 2.1% of net sales, for 2006, from $3.7 million, or 2.6% of net sales in the prior year. The year-over-year decline as a percentage of sales was due to lower gross margins and higher operating expenses as the Company increased investment in its growth initiatives in Latin America during 2006.

Net income for the year ended December 31, 2006 was $2.5 million, or $0.16 per diluted share, based on 15.8 million diluted weighted-average shares outstanding, compared with $2.7 million, or $0.22 per diluted share, based on 12.3 million diluted weighted-average shares outstanding in the same period a year ago. The net income for 2005 included a gain from discontinued operations of approximately $369,000, or $0.03 per share. The higher share base in 2006 is primarily due to a private placement of 2.2 million shares, which took place in January 2006.

Excluding the SFAS 123R non-cash stock options expense and SFAS 133 change in fair value of derivative liability, non-GAAP net income for 2006 increased 34.2% to $3.6 million, or $0.23 per diluted share, as compared with $2.7 million, or $0.22 per diluted share for 2005 which included a gain from discontinued operations of $369,000, or $0.03 per share.

During 2006, the Company had income from a one-time non-cash change in fair value of derivative liability (for January 2006 financing related warrants) of $399,000 under SFAS 133. Reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures is below.

Summary Financial Information

	For the Twelve Months ended
	December 31,
	(audited)
	2006	2005	Change

Net Sales	$240,896,482	$145,790,957	65%
Gross Profit	$18,769,300	$12,101,036	55%
Operating Income from Continuing Operations	$3,462,590	$3,733,197	-7%
Net Income	$2,538,822	$2,707,122	-6%

Non-GAAP Operating Income from Continuing Operations	$4,955,203	$3,733,197	33%
Non-GAAP Net Income	$3,632,426	$2,707,122	34%

Diluted earnings per share:
Net Income	$0.16	$0.22
Net Income Non-GAAP	$0.23	$0.22
Diluted weighted average shares outstanding	15,815,339	12,282,442

Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP
Financial Measures for the quarter and year ended December 31, 2006
The following are selected results showing the impact of SFAS 123R and SFAS 133:

	Three Months ended 12-31-06				Twelve Months ended 12-31-06

	GAAP			Non-GAAP	GAAP			Non-GAAP
	Actual	Adjustment		Results	Actual	Adjustment		Results

Operating Income from Continuing Operations	$1,092,061	$116,101	(a)	$1,208,162	$3,462,590	$1,492,613	(a)	$4,955,203

		$116,101	(a)			$1,492,613	(a)
		-				$(399,009)	(b)
Net Income	$560,958	$116,101		$677,059	$2,538,822	$1,093,604		$3,632,426
Diluted earnings per share	$0.04			$0.04	$0.16			$0.23

(a)	Eliminates the impact of non-cash stock-option compensation charges under SFAS 123R.
(b)	Eliminates the impact of non-cash change in fair value of derivative liability under SFAS 133.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which requires the cost relating to share-based payment transactions in which an entity exchanges its equity instruments for goods or services from either employees or non-employees to be recognized in the consolidated financial statements as the goods or services are rendered. The cost is measured at the fair value of the equity instrument issued as it vests. The Company no longer follows the intrinsic value accounting method under previous accounting guidance, which previously resulted in no expense for stock options for which the exercise price was equal to the fair value of the underlying stock on the date of grant.

In June 1998, FASB issued SFAS No. 133, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company believes that excluding the impact of SFAS 123R and SFAS 133 from net income provides meaningful supplemental information regarding its financial results for the quarter and year ended December 31, 2006 as compared to the same periods in 2005 since the Company’s consolidated financial statements issued prior to January 1, 2006 were not impacted by adopting SFAS 123R or SFAS 133. The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year growth and when planning, forecasting and analyzing future periods. The impact of SFAS 123R during the quarter and year ended December 31, 2006 represents the stock option expense related to stock options issued prior to the adoption of SFAS 123R and vested during the quarter and year ended December 31, 2006 as well as the stock option expense related to stock options issued subsequent to the adoption of SFAS 123R and the impact of estimating forfeitures related to all nonvested shares. The impact of SFAS 133 during the twelve months ended December 31, 2006 represents the change in fair value of the derivative liability (for the January 2006 financing related warrants). The warrants were marked to market as of February 17, 2006 and thereafter classified as equity.

Webcast and Conference Call Information

InfoSonics will host a conference call today at 5:45 a.m. PST (8:45 a.m. EST) March 6, 2007. Investors interested in participating in the call can dial 866-383-8108 from the U.S. and enter passcode 26214679. International callers can dial 617-597-5343. There will also be a simultaneous webcast available at www.infosonics.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering passcode 85202562.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; and (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; and (22) the resolution of any litigation against the company. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2006; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

(Financial tables follow)

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	31-Dec	31-Dec
	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$30,243,391	$7,712,915
Trade accounts receivable, net of allowance for doubtful accounts of $679,522 and $552,993	37,798,284	19,962,630
Inventory, net of reserves of $254,508 and $249,476	11,174,200	5,612,343
Prepaid inventory	162,146	1,680,086
Prepaid expenses	316,919	231,400
Prepaid taxes	973,749	246,796
Net assets of discontinued operations	4,209	18,931
Deferred tax assets - current	1,041,000	550,000
Total current assets	81,713,899	36,015,101

Property and equipment, net	615,185	426,917
Intangible assets	504,000	504,000
Deferred tax assets – non-current	—	—
Other assets	137,381	90,791
Total assets	$82,970,465	$37,036,809

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$25,648,614	$10,000,000
Accounts payable	18,099,984	5,986,890
Accrued expenses	1,261,988	2,983,880
Income taxes payable	17,100	—
Total current liabilities	45,027,686	18,970,770

Deferred tax liability – non-current	36,000	22,207
Total liabilities	45,063,686	18,992,977

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,180,068 and 11,252,844 shares issued and outstanding	14,180	11,252
Additional paid-in capital	30,751,372	13,421,311
Retained earnings	7,141,226	4,611,269

Total stockholders’ equity	37,906,779	18,043,832
Total liabilities and stockholders’ equity	$82,970,465	$37,036,809

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Income

	For the Three Months
	Ended December 31,		For the Fiscal Year
	(unaudited)		Ended December 3,
	2006	2005	2006	2005

Net sales	$60,920,988	$35,001,832	$240,896,482	$145,790,957
Cost of sales	56,077,987	31,878,708	222,127,182	133,689,921

Gross profit	4,843,002	3,123,124	18,769,300	12,101,036
Operating expenses	3,750,941	1,849,973	15,306,710	8,367,839

Operating income from continuing operations	1,092,061	1,273,151	3,462,590	3,733,197

Other income (expense)
Change in fair value of derivative liability	—	—	399,009	—
Interest income (expense)	(139,834)	(165,416)	(292,202)	(399,205)

Income from continuing operations before provision for income taxes	952,227	1,107,735	3,569,397	3,333,992
Provision for income taxes	391,269	290,800	1,029,883	995,593

Income from continuing operations	560,958	816,935	2,539,514	2,338,399
Gain (loss) from discontinued operations, net of tax	0	(5,756)	(692)	368,723

Net income	$560,958	$811,179	$2,538,822	$2,707,122

Basic earnings per share
From continuing operations	$0.04	$0.07	$0.19	$0.22
From discontinued operations	$-	$(0.00)	$-	$0.03
Net Income	$0.04	$0.07	$0.19	$0.25
Diluted earnings per share
From continuing operations	$0.04	$0.06	$0.16	$0.19
From discontinued operations	$-	$(0.00)	$-	$0.03
Net Income	$0.04	$0.06	$0.16	$0.22

Basic weighted-average number of common shares outstanding	14,137,563	10,914,890	13,656,137	10,644,186

Diluted weighted-average number of common shares outstanding	16,104,858	13,308,056	15,815,339	12,282,442